Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK APPOINTS JOHN BILBREY TO BOARD OF DIRECTORS

SPARKS, MD, OCTOBER 3  — John P. Bilbrey, Senior Vice President of The Hershey Company and President of Hershey International, has been appointed to the Board of Directors of McCormick & Company, Incorporated, effective November 22, 2005.  In this capacity, Mr. Bilbrey is responsible for the leadership and executive management of all of Hershey’s international operations.

Prior to joining Hershey, Mr. Bilbrey served in a number of senior management roles, including Senior Vice President of Mission Foods and President and Chief Executive Officer of Danone Waters of North America.  He also had more than 20 years of international consumer sales and marketing experience at Procter & Gamble, which included several overseas assignments.

Commented Robert J. Lawless, Chairman, President & CEO of McCormick, “We are very pleased with this appointment to our Board.  Mr. Bilbrey’s extensive sales and marketing experience with international consumer products, coupled with his executive management responsibilities, will be very important to McCormick’s future growth in the global marketplace.”

McCormick is the international manufacturer and distributor of flavor products, including spices, herbs, seasonings, flavorings and extracts, and other specialty foods.

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For information:

410-771-7310

10/2005